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                                                                Exhibit 10.5

                SUMMARY TERMS OF EMPLOYMENT WITH HAROLD E. KINNE
                         (EFFECTIVE AS OF JULY 15, 1998)

     1.   Title - President and Chief Operating Officer.

     2.   Annual base salary of $300,000, payable bi-weekly.

     3. Participation in the Company's Management Incentive Compensation Plan at a target cash incentive equal to 60% of annual base salary. The award payable in respect of 1998 will be prorated for the portion of the year that the Company employs Mr. Kinne.

     4. A one-time grant of 5,000 non-qualified options ("NQO") for the purchase of the Company's common stock at an exercise price equal to the closing price per share on the date employment commences. These NQOs will vest at the rate of one-third of the options granted on each of the first three anniversaries of the date of grant. The NQOs will be issued under the Company's Incentive Stock Plan, and will include such other terms and conditions as are contained in the NQO grants to other executive officers.

     5. A one-time grant of 25,000 performance accelerated non-qualified stock options ("PASO") for the purchase of the Company's common stock at an exercise price equal to the closing price per share on the date employment commences. These PASOs will vest at the rate of 20% of the options granted on each of the first five anniversaries of the date of grant. However, the PASOs will vest and become exercisable if, on or before February 3, 2000, the closing price of Hexcel stock equals or exceeds $35 per share for ten or more consecutive trading days. The PASOs will be issued under the Company's Incentive Stock Plan, and will include such other terms and conditions as are contained in the PASO grants to other executive officers.

     6. A grant of 2,500 performance accelerated restricted stock units ("PARS"), each convertible into one share of the Company's common stock. The PARS will be issued under the Company's Incentive Stock Plan, will vest on the earlier of the achievement of acceleration targets or seven years from the date of grant, and will include such other terms and conditions as are contained in the PARS grants to other executive officers.

     7. A grant of 10,000 short-term options for the purchase of the Company's common stock at the closing price on the date of purchase during the 90 days from the date employment commences. For each short-term option exercised, Mr. Kinne

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          will receive a grant of two reload options on the same date. These reload options are non-qualified options for the purchase of the Company's common stock at the closing price per share on the date of the grant. The reload options will vest at the rate of one-third of the options granted on each of the first three anniversaries of the date of grant and are not exercisable for four years.

     8. Participation in the Company's Management Stock Purchase Plan (MSPP). MSPP provides for the purchase of restricted stock units at eighty percent of the fair market value of the Company's common stock with up to fifty percent of Mr. Kinne's annual bonus award.

     9. Monthly car allowance of $1,000 in accordance with the Company's auto policy and annual club dues for 2 clubs.

     10. Mr. Kinne is eligible to participate in the Company's other benefit plans upon meeting customary requirements for eligibility thereunder, which currently include its (i) qualified pension plan, (ii) supplemental executive retirement plan, (iii) qualified 401(k) plan,
          (iv) 401(k) restoration plan for executives, (v) annual executive medical examination and (vi) medical, dental, vision, disability, life insurance and vacation plans (except that Mr. Kinne will be eligible for six weeks paid vacation per year and Company paid life insurance in the face value of two times annual base salary).

     11. If Mr. Kinne's employment is terminated by the Company without cause, the Company will pay a severance benefit equal to twelve months of salary plus target bonus in effect at the time of severance. However, if such termination occurs during the first 18 months of employment, the Company will provide an additional monthly severance benefit of $15,000 for each month remaining until the eighteenth month from the date of commencement of employment.

     12. In accordance with the Company's requirement for executive ownership of Company stock, Mr. Kinne will acquire 3 years base salary in Company stock over 3 years from the date employment commences.